EXHIBIT 10.8

VISA INC.
EXECUTIVE SEVERANCE PLAN
The purposes of the Visa Inc. Executive Severance Plan (this “Plan”) are to secure the continued services of selected key senior executives of Visa Inc. (the “Company”), provide these executives with certain benefits in the event of a Covered Termination (as defined in Section 2) and encourage their continued dedication to their duties notwithstanding the possibility, threat or occurrence of a Change of Control (as defined in Section 2) of the Company. In addition, the Board (as defined in Section 2) believes that it is consistent with the Company’s employment practices and policies and in the best interests of the Company and its stockholders to treat fairly its employees whose employment terminates under certain circumstances. Therefore, in order to fulfill the above purposes, the Plan is hereby adopted.
1.Establishment of Plan.
The Company established the Plan effective as of November 3, 2010, which was amended and restated as of January 1, 2022 (the “Effective Date”).
2.Definitions
Certain terms used herein have definitions given to them in the first place in which they are used. For purposes of this Plan, the following terms shall have the respective meanings set forth below:
(a)“Affiliated Entities” shall mean any subsidiaries or controlled affiliates of the Company.
(b)“Annual Base Salary” shall mean the Participant’s annual base salary paid or payable, including any base salary that is subject to deferral, to the Participant by the Company and the Affiliated Entities at the rate in effect (or required to be in effect before any diminution that is the basis of the Participant’s termination for Good Reason) at the time the Notice of Termination is delivered to the Company.
(c)“Board” shall mean the Board of Directors of the Company.
(d)“Cause” shall mean (i) the failure of the Participant to perform the Participant’s duties with the Company or one of its Affiliated Entities (other than any such failure resulting from incapacity due to physical or mental illness); provided, however, that following a Change of Control, any such failure will only serve as the basis for a termination for Cause if it is willful; (ii) the willful engaging by the Participant in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; (iii) the Participant’s conviction of, or plea of guilty or nolo contendere to, a charge of commission of a felony; or (iv) the Participant’s disclosure of confidential information in violation of the Company’s written policies that is demonstrably injurious to the Company.

    For purposes of the definition of Cause, no act or failure to act, on the part of the Participant, shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board or, if the Company is not the ultimate parent corporation and is not publicly traded, the board of directors of the ultimate parent of the Company (the “Applicable Board”) or (B) the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company. The cessation of employment of the Participant shall not be deemed to be for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Applicable Board (excluding the Participant, if the Participant is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel, to be heard before the Applicable Board), finding that, in the good-faith opinion of the Applicable Board, the Participant is guilty of the conduct described in clause (i), (ii) or (iv) above, and specifying the particulars thereof in detail.
(e)“Change of Control” shall have the meaning set forth in the Visa Inc. 2007 Equity Incentive Compensation Plan, as amended or amended and restated from time to time, or any successor plan adopted by the Company.
(f)“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
(g) “Compensation Committee” shall mean, subject to Section 9(c), the Compensation Committee of the Board or its duly authorized designee.
(h)“Covered Termination” shall mean either that (i) the Participant’s employment with the Company is involuntarily terminated by the Company without Cause at any time after the Participant’s Eligibility Date or (ii) the Participant has resigned from the Company for Good Reason during the two-year period following a Change of Control that occurs after the Participant’s Eligibility Date.
(i)“Date of Termination” shall mean (i) if the Participant’s employment is terminated by the Company for Cause, or by the Participant with or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within thirty (30) days of such notice, as the case may be, or (ii) if the Participant’s employment is terminated by the Company without Cause (and not due to Disability), the date on which the Company notifies the Participant of such termination. The Company and the Participant shall take all steps necessary (including with regard to any post-termination services by the Participant) to ensure that any termination under this Plan constitutes a “separation from service” within the meaning of Section 409A, and, notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.”
(j)“Disability” shall have the meaning set forth for such term (or for the term of similar import) in the Company’s or its Affiliated Entity’s long-term disability plan under which the Participant is covered from time to time.
(k)“Eligibility Date” shall mean, with respect to each Participant, the Eligibility Date set forth in such Participant’s Letter Agreement.
(l)“Good Reason” shall mean (in the absence of the written consent of the Participant) the occurrence of any of the following events or circumstances during the two-year period following a Change of Control that occurs after the Participant’s Eligibility Date:
(i)the assignment to the Participant of any duties inconsistent with the Participant’s positions (including status, offices, titles and reporting requirements), authority, duties or responsibilities from those in effect immediately prior to such Change of Control or any action by the Company that results in a diminution in any of the foregoing from those in effect immediately prior to such Change of Control, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Participant;
(ii)(I) a diminution in the Participant’s annual base salary, annual incentive opportunity (including a decrease in the Participant’s Target Incentive Payment) or annual long-term incentive award opportunity from the Participant’s base salary, annual incentive opportunity (including the Participant’s Target Incentive Payment) or annual long-term incentive award opportunity, as applicable, in effect immediately prior to the Change of Control or (II) the Company’s failure to provide the Participant with (1) an annual long-term incentive award opportunity on the same basis as, and with terms and conditions that are, as favorable as those that apply to other executive officers of the Company or (2) employee benefits, fringe benefits and perquisites that are as favorable as those provided to other executive officers of the Company.
(iii)the Company’s transfer of the Participant’s primary office by more than fifty (50) miles from the Participant’s primary office location immediately prior to the Change of Control;
(iv)any material breach of this Plan or the Participant’s Letter Agreement by the Company; or

(v)any failure by the Company to obtain the assumption and agreement to perform this Plan by a successor as contemplated by Section 12 of this Plan, except where such assumption and agreement occurs by operation of law.
Notwithstanding the foregoing, a termination by a Participant for Good Reason shall not have occurred unless (i) the Participant provides a Notice of Termination to the Company within thirty (30) days after the Participant first becomes aware of the occurrence of the circumstances constituting Good Reason, specifying in reasonable detail the circumstances constituting Good Reason, (ii) the Company has failed within thirty (30) days after receipt of such notice to cure the circumstances constituting Good Reason and (iii) the Participant’s Date of Termination occurs no later than sixty (60) days after the date of the Notice of Termination.
The Participant’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (v) shall not affect the Participant’s ability to terminate employment for Good Reason and the Participant’s death following delivery of a Notice of Termination for Good Reason shall not affect the Participant’s estate’s entitlement to any severance payments or benefits under Section 4(b) of this Plan.
(m)“Letter Agreement” shall mean the letter from the Company to a selected executive notifying such executive of his selection for participation in this Plan.
(n)“Notice of Termination” shall mean a written notice delivered to the other party hereunder in accordance with Section 14 which (i) indicates the specific clause of the definition of Cause or Good Reason relied upon; (ii) if applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of a Participant’s employment for Cause or Good Reason under the provision so indicated; and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall not be more than sixty (60) days after the giving of such notice). The failure by the Participant or by the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company, respectively, hereunder or preclude the Participant or the Company, respectively, from asserting such fact or circumstance in enforcing the Participant’s or the Company’s rights hereunder.
(o)“Participant” shall mean an executive of the Company who meets all of the eligibility requirements of Section 3.
(p)“Section 409A” shall mean Section 409A of the Code.
(q)“Target Incentive Payment” shall mean the amount equal to the product of (i) the Participant’s Annual Base Salary and (ii) the target incentive payment percentage applicable to the Participant under the Visa Inc. Incentive Plan (or any substitute or successor plan thereto) for the fiscal year of the Company in which the Date of Termination occurs (if no such target percentage has been established for such fiscal year, the target incentive payment percentage applicable to the Participant for the immediately preceding fiscal year of the Company), or, following a Change of Control, for the fiscal year of the Company ending immediately prior to such Change of Control if use of this percentage results in a higher amount.
3.Eligibility.
(a)Initial Participation. An executive is eligible for the benefits provided under this Plan only if (i)(A) the executive is or becomes a member of the Company’s executive committee, unless otherwise determined by the Compensation Committee or (B) the Compensation Committee otherwise designates the executive as eligible to participate in this Plan, (ii) such executive delivers to the Company a properly executed copy of the Letter Agreement confirming the executive’s eligibility for this Plan and agreement to the terms of the Plan and the Letter Agreement within thirty (30) days after receipt thereof, and (iii) such executive is an employee of the Company or one of its Affiliated Entities on the applicable Eligibility Date. Subject to the foregoing, the executive will become a Participant on the Eligibility Date applicable to such executive. For the avoidance of doubt, any executive who becomes eligible for benefits under this Plan pursuant to subsection (i) above by virtue of being a member of the executive committee and who subsequently ceases to be a member of the executive committee shall continue to be eligible for benefits under this Plan unless the Compensation Committee otherwise determines to revoke the executive's eligibility under the Plan.
(b)Duration of Participation. A Participant shall cease to be a Participant in this Plan and such Participant’s Letter Agreement shall have no further force and effect, if (i) he ceases to be employed by the Company or an Affiliated Entity for any reason other than a Covered Termination, or (ii) his status as a Participant ceases due to the Company providing such Participant with a notice pursuant to the Letter Agreement of non-renewal of participation. Notwithstanding anything herein to the contrary, (A) if a Change of Control occurs while a designated executive is a Participant in the Plan, in no event will his status as a Participant end prior to the end of the two-(2-) year period beginning on the date on which any such Change of Control occurs (other than as a result of such Participant ceasing to be employed by the Company or an Affiliated Entity for any reason other than a Covered Termination), and (ii) a Participant who is entitled as a result of a Covered Termination to receive Severance Benefits (as defined below) under this Plan shall remain a Participant in this Plan until the amounts and benefits payable under this Plan have been paid or provided to the Participant in full.
4.Severance Benefits.
(a)General. A Participant will become entitled to severance benefits under Section 4(b) of this Plan (the “Severance Benefits”) if such Participant incurs a Covered Termination. A Participant will not be eligible for Severance Benefits under this Plan if the Participant’s active employment has terminated by reason of (i) the Participant’s resignation without Good Reason, (ii) the Participant’s death or (iii) the Participant’s termination of employment for Cause or due to Disability. The Severance Benefits shall be determined pursuant to Section 4(b) and shall be considered “paid leave in lieu of notice” in accordance with the requirements of the Federal Worker Adjustment and Retraining Notification Act (29 U.S.C. §§ 2101 et seq.) and any similar state worker protection law.
(b)Company’s Obligations upon a Covered Termination of the Participant. If the Participant incurs a Covered Termination, subject to the Participant’s execution of a “Waiver and Release” substantially in the form attached hereto as Exhibit A (which form may be modified by the Company only to the extent the Company determines in good faith that any such modification is necessary to make it valid and encompassing under applicable law) (the “Waiver and Release”) and such Waiver and Release being delivered to the Company no later than fifty (50) days after the Date of Termination and not being revoked within the time period set forth therein (provided that the Waiver and Release shall not be required for receipt of payment of the Accrued Obligations and Other Benefits), the Company shall pay or provide to the Participant the following payments and benefits as set forth below (in each case, subject to Section 13, including, without limitation, any delay of payment as provided in Section 13(c)):
(i)the cash payments set forth in clauses (I) through (III) below at the times set forth below (subject to Section 13):
(I)a lump sum cash payment equal to the sum of (1) the Participant’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) any annual incentive payment earned by the Participant for a prior award period to the extent not theretofore paid and not deferred, (3) any accrued and unused vacation pay and (4) any business expenses incurred by the Participant that are unreimbursed as of the Date of Termination (the sum of the amounts described in clauses (1), (2), (3) and (4) shall be hereinafter referred to as the “Accrued Obligations”), to be paid within thirty (30) days of the Date of Termination;
(II)an incentive payment in respect of the Participant’s service during the fiscal year of the Company (the “Fiscal Year”) in which the Date of Termination occurs, as determined by the Compensation Committee under the terms of the Visa Inc. Incentive Plan (or any substitute or successor plan thereto) (the “Incentive Plan”), including the achievement of any applicable performance goals, on the same basis as other executive officers of the Company and taking into account the Participant’s Target Incentive Payment opportunity for such Fiscal Year, and pro-rated based on a fraction, the numerator of which is the number of days that have elapsed in the Fiscal Year in which the Date of Termination occurs as of the Date of Termination, and the denominator of which is 365 (the “Pro Ration Fraction”); provided, however, that if the Covered Termination occurs after a Change of Control of the Company, the Participant shall be entitled to a payment in respect of the Fiscal Year in which the Date of Termination occurs equal to the product of (1) the Participant’s Target Incentive Payment and (2) the Pro Ration Fraction, with any such payment to be paid in a lump sum in cash at such time as the Company otherwise makes incentive payments for such Fiscal Year, but in no event later than two and a half (2-1/2) months following the end of the Fiscal Year for which the annual incentive payment is awarded; and
(III)the amount equal to two (2) times the sum of (1) the Participant’s Annual Base Salary and (2) the Participant’s Target Incentive Payment, to be paid in a lump sum in cash on the sixty-fifth (65th) day following the Date of Termination; and
(ii)The Company shall provide the Participant and his eligible dependents with a taxable lump sum payment equal to the cost of obtaining continued health care benefits under the Company’s health care benefits program pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, and the rules and regulations promulgated thereunder (“COBRA”) for two (2) years following the Date of Termination. The Participant may opt to apply this payment toward the applicable premium to continue his or her coverage under Company-sponsored healthcare coverage plans pursuant to COBRA or may use it in any other manner.  The Participant is responsible for timely and properly electing continued coverage under COBRA and paying the full amount of the applicable COBRA premium. Such lump sum cash payment shall be paid on the sixty-fifth (65th) day following the Date of Termination.
(iii)To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Participant any other amounts or benefits required to be paid or provided or that the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and the Affiliated Entities through the Date of Termination, including, without limitation, any rights in respect of outstanding equity awards, and, to the extent the Participant satisfies any “retirement” based rule of any of the foregoing that provides for more beneficial treatment to the Participant, the Participant shall be afforded the more beneficial treatment (such other amounts and benefits and more beneficial treatment shall be hereinafter referred to as the “Other Benefits”).

(c)Effect of Termination on Other Positions. Except as may otherwise be requested by the Board, if, on the Date of Termination, the Participant is a member of the Board or the board of directors of any of the Company’s subsidiaries, or holds any other position with the Company or its subsidiaries, the Participant shall be deemed to have resigned from all such positions as of the Date of Termination. The Participant shall execute such documents and take such other actions as the Company may request to reflect such resignations.
5.Limitation on Payments Under Certain Circumstances.
(a)Anything in this Plan to the contrary notwithstanding, if the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject the Participant to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Plan (the “Plan Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Plan Payments shall be so reduced only if the Accounting Firm determines that the Participant would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Plan Payments were so reduced. If the Accounting Firm determines that the Participant would not have a greater Net After-Tax Receipt of aggregate Payments if the Plan Payments were so reduced, the Participant shall receive all Plan Payments to which the Participant is entitled hereunder.
(b)If the Accounting Firm determines that aggregate Plan Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 5 shall be binding upon the Company and the Participant and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the Date of Termination. For purposes of reducing the Plan Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only cash amounts payable under this Plan (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the cash payments (to the extent such amounts are considered Payments) under the following sections in the following order: (1) the Plan Payments under Section 4(b)(i)(III) and (2) any other cash Plan Payments that would be made upon a termination of the Participant’s employment and that have a Parachute Value, beginning with the payments that would be made last in time. All fees and expenses of the Accounting Firm shall be borne solely by the Company.
(c)As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Participant pursuant to this Plan that should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Participant pursuant to this Plan could have been so paid or distributed (“Underpayment”), in each case consistent with the calculation of the Safe Harbor Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Participant that the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, the Participant shall pay promptly (and in no event later than sixty (60) days following the date on which the Overpayment is determined) any such Overpayment to the Company together with interest at the applicable federal short-term rate in effect under Section 1274(d) of the Code compounded semiannually (“Interest”); provided, however, that no amount shall be payable by the Participant to the Company if and to the extent such payment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. If the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which an Underpayment is determined) by the Company to or for the benefit of the Participant together with Interest.
(d)To the extent requested by the Participant, the Company shall cooperate with the Participant in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Participant (including, without limitation, the Participant’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant) before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.
(e)Section 5 Definitions. The following terms shall have the following meanings for purposes of this Section 5.
(i)“Accounting Firm” shall mean a nationally recognized certified public accounting firm that is selected by the Company for purposes of making the applicable determinations under Section 5 and reasonably acceptable to the Participant, which firm shall not, without the Participant’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the change of control.

(ii)“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws that applied to the Participant’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to the Participant in the relevant tax year(s).
(iii)“Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.
(iv)“Payment” shall mean any payment, distribution or benefit in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid or payable pursuant to this Plan or otherwise.
(v)“Safe Harbor Amount” means (x) 3.0 times the Participant’s “base amount,” within the meaning of Section 280G(b)(3) of the Code, minus (y) $1.00.
6.Relation to Other Plans.
Except as otherwise expressly provided in a Participant’s Letter Agreement, by signing the Letter Agreement, the Participant recognizes and agrees that any prior retention, severance or similar plan of the Company that might apply to the Participant is hereby revoked and ineffective as to the Participant and that in no event shall the Participant be entitled to payments or benefits under another plan or program of the Company or its Affiliated Entities that are duplicative of the payments and benefits provided under this Plan.
7.Participants’ Covenants.
(a)Return of Company Property. All records, files, memoranda, reports, customer information, client lists, documents and equipment relating to the business of the Company which the Participant prepares, possesses or comes into contact with while the Participant is an employee of the Company shall remain the sole property of the Company. The Participant agrees that upon the termination of his employment, he shall provide to the Company all documents, papers, files or other material in his possession and under his control that are connected with or derived from his services to the Company. The Participant agrees that the Company owns all work product, patents, copyrights and other material produced by the Participant during the Participant’s employment with the Company.
(b)Confidential Information. The Participant shall not at any time, whether during the Participant’s employment or following the termination of the Participant’s employment, for any reason whatsoever, directly or indirectly, disclose or furnish to any entity, firm, corporation or person, except as otherwise required by law, any confidential or proprietary information of the Company with respect to any aspect of its operations, business or clients. “Confidential or proprietary information” shall mean information generally unknown to the public to which the Participant gains access by reason of the Participant’s employment by the Company and includes, but is not limited to, information relating to all present or potential customers, business and marketing plans, sales, trading and financial data and strategies and operational costs. The foregoing list is not exhaustive and “confidential and proprietary information” also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Participant shall treat all “confidential or proprietary information” as strictly confidential and not disclose or use any such information that a Participant acquired, developed or created by reason of the Participant’s employment, except (i) if compelled by a valid subpoena or as otherwise required by law but in any case, and to the extent permitted by law, only after providing the Company with prior written notice as soon as practicable and with reasonable opportunity to contest such subpoena or other requirement for information, (ii) for information that is or becomes publicly available other than through Participant’s breach of any of the Participant’s obligations to the Company, (iii) pursuant to 18 U.S.C. Section 1833(b). Pursuant to 18 U.S.C. Section 1833(b), Participants shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If a Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Participant may disclose the Company’s trade secret to an attorney and use the trade secret information in the court proceeding if Participant: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order. Nothing in this Plan prohibits or restricts a Participant from initiating communications directly with, responding to any inquiry from, or providing information to or testimony before, the Securities and Exchange Commission, Department of Justice, or any other governmental agency or self-regulatory organization, about actual or potential violations of laws or regulations, and the Participant shall not be required to obtain the Company’s prior authorization before engaging in such communications, nor is any Participant required to inform the Company about such communications.
(c)Nonsolicitation. While the Participant is employed by the Company or any of its subsidiaries, except in the performance of his duties to the Company hereunder, and for eighteen months following the termination of the Participant’s employment for any reason or no reason, the Participant shall not, directly or indirectly: (i) solicit or induce, or cause others to solicit or induce, any employees of the Company to leave the Company or in any way modify their relationship with the Company; (ii) encourage or assist in the hiring process of any employees of the Company or in the modification of any such employee’s relationship with the Company, or cause others to participate, encourage or assist in the hiring process of any employees of the Company; or (iii)  solicit the trade or patronage of any clients or customers or any prospective clients or customers of the Company.
(d)Remedies. The Participant acknowledges and agrees that: (i) the purposes of the foregoing covenants are to protect the goodwill and confidential or proprietary information of the Company and to prevent the Participant from interfering with the business of the Company as a result of or following termination of the Participant’s employment with the Company; (ii) because of the nature of the business in which the Company and its affiliates are engaged and because of the nature of the confidential and proprietary information to which the Participant has access, it would be impractical and excessively difficult to determine the actual damages to the Company if the Participant breached any of the covenants of this Section 7; (iii) remedies at law (such as monetary damages) for any breach of the Participant’s obligations under this Section 7 would be inadequate; and (iv) the terms of the covenants are sufficiently limited to protect the legitimate interests of the Company and impose no undue hardship on the Participant. The Participant therefore agrees and consents that if he commits any breach of a covenant under this Section 7 or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction located in the State of California, or in any state in which the Participant resides, without posting any bond or other security and without the necessity of proof of actual damage. With respect to any provision of this Section 7 finally determined by a court of competent jurisdiction to be unenforceable, the Participant and the Company hereby agree that such court shall have jurisdiction to reform this Plan or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court’s determination. If any covenant of this Section 7 is determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s rights to enforce any such covenant in any other jurisdiction. In no event may a breach or threatened breach of the covenants in this Section 7 constitute a basis for the Company to suspend the Participant’s right to receive any payments or benefits to which he is otherwise entitled under this Plan.
(e)Participant will continue to be bound by the confidentiality, intellectual property and non-solicitation provisions of any Confidential Information and Property Agreement, Proprietary Information Agreement and/or any similar agreement previously executed by the

Participant and the confidentiality provisions of the Company’s Code of Conduct. If the terms of such agreements and this section conflict, the terms of the agreement shall prevail.
8.Claims Procedures.
(a)Disputes. If any Participant (or his beneficiary or estate) (a “claimant”) believes that Severance Benefits are being denied improperly or that the claimant’s legal rights are being violated with respect to this Plan, the claimant must file a claim with the Plan Administrator (as defined in Section 9) within the time period set forth in Section 8(b). The Plan Administrator will handle all such claims in accordance with the procedures set forth in Section 8(c). This requirement applies to all claims that any claimant has with respect to this Plan, except to the extent the Plan Administrator determines, in its sole discretion, that it does not have the power to grant all relief reasonably being sought by the claimant.
(b)Time for Filing Claims. A claim must be filed within ninety (90) days after the date the claimant first knew or should have known of the facts on which the claim is based, unless the Company consents otherwise in writing. The Plan Administrator will provide a claimant, on request, with a copy of the claims procedures established under subsection 8(c).
(c)Procedures. If the Plan Administrator does not offer a Participant the payment of Severance Benefits under this Plan within ten (10) days after the Participant terminates employment, the Participant must file a claim for benefits on a form prescribed by the Plan Administrator and within the time frame set forth in subsection 8(b) above. If the claimant’s claim for a benefit is wholly or partially denied, the Plan Administrator will furnish the claimant with a written notice of the denial. This written notice must be provided to the claimant within a reasonable period of time after the receipt of the claimant’s claim by the Plan Administrator (generally within ninety (90) days after receipt by the Plan Administrator of the claimant’s claim for review unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed one hundred and eighty (180) days after receipt by the Plan Administrator of the claimant’s claim for review). If such an extension of time is required, written notice of the extension will be furnished to the claimant prior to the termination of the initial ninety- (90-) day period, which will indicate the special circumstances requiring the extension. Written notice of denial of the claimant’s claim must contain the following information: (i) the specific reason or reasons for the denial; (ii) a specific reference to those provisions of this Plan on which such denial is based; (iii) a description of any additional information or material necessary to perfect the claimant’s claim, and an explanation of why such material or information is necessary; and (iv) a copy of the appeals procedures under this Plan and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) following an adverse determination of the claimant’s claim.
If the claimant’s claim has been denied and the claimant wishes to submit his request for a review of his claim, the claimant must follow the following claims review procedure:
(i)Upon the denial of his claim for benefits, the claimant may file his request for review of his claim, in writing, with the Plan Administrator or claims processor;
(ii)The claimant must file the claim for review not later than sixty (60) days after he has received written notification of the denial of his claim for benefits;
(iii)The claimant has the right to review and obtain copies of all relevant documents relating to the denial of his claim and to submit any issues and comments, in writing, to the Plan Administrator;
(iv)If the claimant’s claim is denied, the Plan Administrator must provide the claimant with written notice of this denial within sixty (60) days after the Plan Administrator’s receipt of the claimant’s written claim for review. There may be times when this sixty- (60-) day period may be extended. This extension may only be made, however, where there are special circumstances that are communicated to the claimant in writing within the sixty- (60-) day period. If there is an extension, a decision will be made as soon as possible, but not later than one hundred and twenty (120) days after receipt by the Plan Administrator of the claimant’s claim for review; and
(v)The Plan Administrator’s decision regarding the claimant’s claim for review will be communicated to the claimant in writing, and if the claimant’s claim for review is denied in whole or part, the decision will include: (1) the specific reason or reasons for the denial; (2) specific references to those provisions of this Plan on which such denial is based; (3) a statement that the claimant may receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claimant’s claim for benefits; and (4) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.
The procedure set forth in this Section 8(c) is intended to comply with United States Department of Labor Regulation Section 2560.503-1 and should be construed in accordance with such regulation. In no event shall the claims procedure be interpreted as expanding the rights of a Participant beyond what is required by United States Department of Labor Regulation Section 2560.503-1. Notwithstanding any other provision of this Plan to the contrary, any medical benefits shall be provided under the Company’s health care benefits program pursuant to the terms of such program and any claim for a particular medical benefit shall be made in accordance with the terms and claims procedures of such program.
9.Plan Administration.

(a)Discretion. The Compensation Committee is responsible for the general administration and management of this Plan (the “Plan Administrator”) and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the provisions of this Plan and to determine all questions relating to eligibility for benefits under this Plan, to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate, and to make any findings of fact needed in the administration of this Plan. The validity of any such interpretation, construction, decision, or finding of fact shall be given de novo review if challenged in court, by arbitration, or in any other forum, and such de novo standard shall apply notwithstanding the grant of full discretion hereunder to the Plan Administrator or characterization of any such decision by the Plan Administrator as final or binding on any party.
(b)Finality of Determinations. Subject to the last sentence of Section 9(a), all actions taken and all determinations by the Plan Administrator will be final and binding on all persons claiming any interest in or under this Plan. To the extent that the Plan Administrator has been granted discretionary authority under this Plan, the Plan Administrator’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.
(c)Independent Plan Administrator. In the event of an impending Change of Control, the Compensation Committee may appoint a person (or persons) independent of the third party effectuating the Change of Control to be the Plan Administrator effective upon the occurrence of a Change of Control (the “Independent Committee”), and the Independent Committee shall not be removed or modified following a Change of Control.
10.No Setoff; Payment of Fees.
The Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Participant or others. In no event shall the Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses that the Participant may reasonably incur as a result of any contest by the Company, the Participant or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest by the Participant about the amount of any payment pursuant to this Plan), plus, in each case, Interest, provided that the Participant prevails on any material issue in such contest.

11.Plan Amendment and Termination.
    The Company, acting through its Board or Compensation Committee, has the right in its sole and absolute discretion to amend this Plan or to terminate this Plan, prospectively; provided, however, this Plan may not be amended by the Board or the Compensation Committee in any manner that is materially adverse to any Participant without such Participant’s written consent. For the avoidance of doubt, the termination of this Plan shall not be effective with respect to a Participant prior to the expiration of the Participant’s status as a “Participant” in this Plan (including any extension thereof in connection with a Change of Control) in accordance with the Participant’s Letter Agreement, without the Participant’s written consent. Notwithstanding the foregoing, the Company, acting through its Board or Compensation Committee, shall have the right to terminate this Plan and accelerate the payment of Severance Benefits under this Plan (as if all Participants experienced a Covered Termination as of the date of such termination), without the consent of Participants, in accordance with the plan termination and liquidation rule set forth in Treasury Regulation 1.409A-3(j)(4)(ix)(B) within thirty (30) days before or twelve (12) months following a Change of Control of the Company that is also a “change in the ownership” or “effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company under Section 409A. In addition, the Company may (but shall not be obligated to) amend this Plan in order to cause the provisions of this Plan to comply with the requirements of Section 409A or comply with or satisfy an exception or exclusion under other applicable provisions of the Code, in each case, so as to avoid the imposition of taxes and penalties on the Participant pursuant to Section 409A.

12.Successors.
This Plan shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to the Company, all of the obligations of the Company under this Plan. As used in this Plan, the term “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Plan by operation of law, written agreement or otherwise. It is a condition of this Plan, and all rights of each person eligible to receive benefits under this Plan shall be subject hereto, that no right or interest of any such person in this Plan shall be assignable or transferable in whole or in part, except by operation of law, including, but not by way of limitation, lawful execution, levy, garnishment, attachment, pledge, bankruptcy, alimony, child support or qualified domestic relations order.

13.Section 409A.
(a)General. The Plan is intended to comply with the requirements of Section 409A or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A, shall in all respects be administered in accordance with Section 409A. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of Section 409A. To the extent required to comply with, and avoid excise taxes and penalties under, the provisions of Section 409A, all payments to be made upon a termination of employment under this Plan may be made only upon a “separation from service” under Section 409A. In no event may the Participant, directly or indirectly, designate the calendar year of any payment under this Plan.
(b)In-Kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Plan, all reimbursements and in-kind benefits provided under this Plan shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Participant’s lifetime (or during a shorter period of time specified in this Plan); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, except, if such benefits consist of the reimbursement of expenses referred to in Section 105(b) of the Code, a maximum, if provided under the terms of the plan providing such medical benefit, may be imposed on the amount of such reimbursements over some or all of the period in which such benefit is to be provided to the Participant as described in Treasury Regulation Section 1.409A-3(i)(iv)(B); (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, provided that the Participant shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)Delay of Payments. Notwithstanding any other provision of this Plan to the contrary, if the Participant is considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to the Participant under this Plan during the six-month period following his separation from service (as determined in accordance with Section 409A) on account of his separation from service shall be accumulated and paid to the Participant on the first business day after the date that is six months following his separation from service (the “Delayed Payment Date”). The Participant shall be entitled to Interest (at the applicable rate in effect for the month in which the separation from service occurs) on any delayed cash payments from the date of termination to the Delayed Payment Date. If the Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or thirty (30) days after the date of the Participant’s death.
14.Miscellaneous.
(a)Applicable Law. To the extent that state law is applicable, this Plan shall be construed in accordance with the internal laws of the State of Delaware without regard to the conflict of law provisions of any state.
(b)Construction. The invalidity or unenforceability of any provision of this Plan and any related documents shall not affect the validity or enforceability of any other provision of this Plan and any such related document, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.
(c)Notices. Notices and all other communications provided for in this Plan shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):
If to the Company:
Visa Inc.
P.O. Box 8999
San Francisco, California 94128-8999
Attention: General Counsel
If to a Participant:
At the most recent address maintained by the Company in its personnel records
Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt. Such notices, demands, claims and other communications shall be deemed given in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; or in the case of certified or registered U.S. mail, five (5) days after deposit in the U.S. mail; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received.
(d)Gender and Plurals. Wherever used in this Plan document, words in the masculine gender shall include masculine or feminine gender, and, unless the context otherwise requires, words in the singular shall include the plural, and words in the plural shall include the singular.
(e)Employment Status. This Plan does not constitute a contract of employment or impose on the Participant, the Company or the Affiliated Entities any obligation to retain the Participant as an employee, to change the status of the Participant's employment as an “at will” employee, or to change the Company’s or the Affiliated Entity’s policies regarding termination of employment.
(f)Plan Controls. In the event of any inconsistency between this Plan document and any other communication regarding this Plan, this Plan document controls.
(g)Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Plan by any other party, or of compliance with any condition or provision of this Plan to be performed by such other party, shall operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach shall not deprive such party of the right to take action at any time while such breach continues.
(h)Indemnification. To the extent permitted by law, the Company shall indemnify the Compensation Committee from all claims for liability, loss, or damage (including the payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with this Plan.
(i)Withholding. The Company may withhold from any amount payable or benefit provided under this Plan such Federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.
(j)Unfunded Plan Status. This Plan is intended to be an unfunded plan providing benefits to a select group of management or highly compensated employees. All payments pursuant to this Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company or the Affiliated Entities as a result of participating in this Plan. Notwithstanding the foregoing, the Compensation Committee may establish a trust with a bank trustee for the purpose of paying benefits under this Plan. If so established, the trust shall be a grantor trust subject to the claims of the Company’s creditors and, in the event of an impending Change of Control, the Compensation Committee may, in its discretion, provide that, immediately prior to such Change of Control, the trust be funded in cash or common stock of the Company or such other assets as the Compensation Committee deems appropriate, in an amount equal to 100 percent of the aggregate benefits payable under this Plan assuming that all

Participants in this Plan incurred a Covered Termination as of the date of such Change of Control or such lesser amount as the Compensation Committee shall determine prior to the Change of Control; provided, however, that the trust shall not be funded with respect to a Participant if the funding thereof would result in taxable income to the Participant by reason of Section 409A(b) of the Code; and provided, further, that in no event shall any trust assets at any time be located or transferred outside of the United States, within the meaning of Section 409A(b) of the Code. Notwithstanding the establishment of any such trust, a Participant’s rights hereunder will be solely those of a general unsecured creditor.

EXHIBIT A
WAIVER AND RELEASE OF ALL CLAIMS
PLEASE READ THIS WAIVER AND RELEASE OF ALL CLAIMS CAREFULLY. IT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS UP TO AND INCLUDING THE DATE THAT THIS WAIVER AND RELEASE IS EXECUTED BY THE PARTICIPANT.
1.    For and in consideration of the payments and other benefits due to the undersigned (the “Participant”) pursuant to the Visa Inc. Executive Severance Plan (the “Plan”) that became on November 3, 2010 and was amended and restated on January 1, 2022 (the “Effective Date”), and for other good and valuable consideration, the Participant irrevocably and unconditionally releases and forever discharges Visa Inc. (the “Company”) and each and all of its present and former officers, agents, directors, managers, employees, representatives, affiliates, shareholders, members, and each of their successors and assigns, and all persons acting by, through, under or in concert with it, and in each case individually and in their official capacities (collectively, the “Released Parties”), from any and all charges, complaints, grievances, claims and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”) which the Participant at any time heretofore had or claimed to have or which the Participant may have or claim to have regarding events that have occurred up to and including the date of the Participant’s execution of this Waiver and Release of all Claims (this “Waiver and Release”), including, without limitation, any and all claims related, in any manner, to the Participant’s employment or the termination thereof. In particular, the Participant understands and agrees that the Participant’s waiver and release includes, without limitation, all matters arising under any federal, state, or local law, including civil rights laws and regulations prohibiting employment discrimination on the basis of race, color, religion, age, gender, national origin, ancestry, disability, medical condition, veteran status, marital status and sexual orientation, or any other characteristic protected by federal, state or local law including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Occupational Safety and Health Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974 (except as to vested benefits, if any), the Worker Adjustment and Retraining Notification Act of 1988, the California Fair Employment and Housing Act, the California Family Rights Act, the California Worker Adjustment and Retraining Notification Act (in each case, as amended from time to time), federal and state wage and hour laws, or any common law, public policy, contract (whether oral or written, express or implied) or tort law, or any other federal, state or local law, regulation, ordinance or rule having any bearing whatsoever.
The Participant must sign and return this Waiver and Release by personal or guaranteed overnight delivery to the attention of «contact_name», Visa Inc., <<address>> no earlier than the Date of Termination (as defined in the Plan and no later than «Sign_date», which is the 50th day following the Date of Termination. The Participant can revoke this Waiver and Release within seven (7) days after executing this Waiver and Release by sending written notification to the Company of the Participant’s intent to revoke this Waiver and Release, and this Waiver and Release shall not become effective or enforceable until such revocation period has expired. The Participant’s written notification of the intent to revoke this Waiver and Release must be sent to «contact_name», Visa Inc., by personal delivery or guaranteed overnight delivery, at <<address>>, within seven (7) days after the Participant executed this Waiver and Release.
2.    The Participant waives all rights under section 1542 of the Civil Code of the State of California or any comparable or analogous provision of federal law or any other state law. Section 1542 provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
The Participant acknowledges that he/she may have sustained losses that are currently unknown or unsuspected, and that such damages or losses could give rise to additional causes of action, claims, demands and debts in the future. Nevertheless, the Participant acknowledges that this Waiver and Release has been agreed upon in light of this realization and, being fully aware of this situation, the Participant nevertheless intends to release the Company from any and all such unknown claims, including damages that are unknown or unanticipated. The parties understand the word “claims” to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively all claims arising out of the Participant’s employment and the termination thereof. All such “claims” (including related attorneys’ fees and costs) are forever barred by this Waiver and Release and without regard to whether those claims are based on any alleged breach of a duty arising in a statute, contract, or tort; any alleged unlawful act, including, without limitation, age discrimination; any other claim or cause of action; and regardless of the forum in which it might be brought.
Notwithstanding anything else herein to the contrary, this Waiver and Release shall not affect, and the Participant does not waive: (i) rights to indemnification the Participant may have under (A) applicable law, (B) any other agreement between the Participant and a Released Party and (C) as an insured under any director’s and officer’s liability insurance policy now or previously in force; (ii) any right the Participant may have to obtain contribution in the event of the entry of judgment against the Participant as a result of any act or failure to act for which both the Participant and the Company or any of its affiliates or subsidiaries (collectively, the “Affiliated Entities”) are jointly responsible; (iii) the Participant’s rights to benefits and payments under any stock options, restricted stock, restricted stock units or other incentive plans or under any retirement plan, welfare benefit plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with the terms and provisions of such benefit and/or incentive plans and any agreements under which such stock options, restricted shares, restricted stock units or other awards or incentives were granted or benefits were made available; (iv) the Participant’s rights as a stockholder of any of the Affiliated Entities; (v) any obligations of the Affiliated Entities under the Plan; or (vi) any claim by the Participant that cannot be released by a private settlement agreement. In addition, in consideration of the Severance Benefits under the Plan, the Participant acknowledges and reaffirms the obligation to comply with the restrictive covenants set forth in Section 7 of the Plan.
3.    Participant understands and agrees that, by reason of his/her employment by the Company, Participant had access to confidential and proprietary information and trade secrets about the Company, its business, its customers and its methods of operation (collectively, “Confidential Information”), including but not limited to all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, technology, products, product specifications, techniques, inventions, discoveries, improvements, research, test results, data bases, other original works of authorship, customer lists, customer data, marketing, sales and business plans, strategies, forecasts, budgets, projections, financial information, unpublished financial information, or other subject matter pertaining to any business of the Company or any of its employees, clients, members, vendors, consultants or licensees. Participant agrees not to disclose or use any Confidential Information which Participant acquired, developed or created by reason of Participant’s employment, except (i) if compelled by a valid subpoena or as otherwise required by law but in any case, and to the extent permitted by law, only after providing the Company with prior written notice as soon as practicable and with reasonable opportunity to contest such subpoena or other requirement for information, or (ii) for information that is or becomes publicly available other than through Participant’s breach of any of Participant’s obligations to the Company. Participant acknowledges that nothing in this Waiver and Release prohibits or restricts Participant from initiating communications directly with, responding to any inquiry from, or providing information to or testimony before, the Securities and Exchange Commission, Department of Justice, or any other governmental agency or self-regulatory organization, about actual or potential violations of laws or regulations. Participant further acknowledges that Participant is not required to obtain the Company’s prior authorization before engaging in such communications, nor is Participant required to inform the Company about such communications. Additionally, pursuant to 18 U.S.C. Section 1833(b), Participant understands that Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Participant further understands that if Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Participant may disclose the Company’s trade secret to an attorney and use the trade secret information in the court proceeding if Participant: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

4.    In addition, Participant agrees that Participant will not, directly or indirectly, use the Company’s trade secrets to solicit, induce or influence any customer, supplier, lender, lessor or any other person having a business relationship with Company to discontinue or reduce the extent of such relationship. Participant also agrees that for a period commencing on the Termination Date and ending on the eighteen-month anniversary of the Termination Date (the “Restricted Period”), Participant will not, without the prior written consent of an authorized member of the Human Resources Department of the Company, directly or indirectly, recruit, solicit or otherwise induce or influence any person who is at the time (or was at any time within six months prior to the last date of Participant’s employment) employed by Company in a managerial capacity in the management, design, production, operation, technology, sales or marketing areas of Company or any person who is performing any of the above functions for Company as an independent contractor to discontinue such employment or other relationship. Notwithstanding the foregoing, the preceding sentence shall not apply to recruiting, soliciting or otherwise inducing or influencing persons who at the time have already been terminated by the Company (or have received notification of such termination).

5.    Participant agrees to cooperate with Company in regard to the transition of business matters handled by Participant on behalf of the Company. Participant agrees to reasonably cooperate with the Company and its counsel in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate in any way to events or occurrences that transpired while Participant was employed by the Company. Participant’s cooperation in connection with such claims or actions will include, but not be limited to, being available to meet with Company counsel to prepare for discovery or any legal proceeding, and to act as a witness on behalf of the Company at mutually convenient times. The Company will reimburse Participant for all reasonable, pre-approved out-of-pocket costs and expenses (but not including attorney’s fees and costs, or compensation for time) that Participant incurs in connection with Participant’s obligations under this paragraph of the Agreement.

6.    Participant agrees not to make any statements about the Company and/or each and all of its present and former officers, agents, directors, managers, employees, representatives, affiliates, shareholders, members, and each of their successors and assigns, or to engage in conduct which could reasonably be expected to adversely affect the reputation or business of the Company and/or each and all of its present and former officers, agents, directors, managers, employees, representatives, affiliates, shareholders, members, and each of their successors and assigns.

7.    The Participant acknowledges and agrees that the Participant: (a) has been given at least twenty-one (21-) days within which to consider this Waiver and Release and its ramifications and discuss the terms of this Waiver and Release with the Company before executing it (and that any modification of this Waiver and Release, whether material or immaterial, will not restart or change the original twenty-one (21)-day consideration period) and the Participant fully understands that by signing below the Participant is voluntarily giving up any right which the Participant may have to sue or bring any other claims against the Released Parties; (b) has been given seven (7) days after returning this Waiver and Release to the Company to revoke this Waiver and Release; (c) has been advised to consult legal counsel regarding the terms of this Waiver and Release; (d) has carefully read and fully understands all of the provisions of this Waiver and Release; (e) knowingly and voluntarily agrees to all of the terms set forth in this Waiver and Release; and (f) knowingly and voluntarily intends to be legally bound by the same. The Participant also understands that, notwithstanding anything in this Waiver and Release to the contrary, nothing in this Waiver and Release shall be construed to prohibit the Participant from (i) filing a charge or complaint with the Equal Employment Opportunity Commission or Department of Fair Employment and Housing or any other federal, state or local administrative, regulatory agency or self-regulatory organization, or (ii) participating in any investigation or proceedings conducted by the Equal Employment Opportunity Commission or Department of Fair Employment and Housing or any other federal, state or local administrative or regulatory agency. However, Participant expressly promises never to seek or accept any compensatory damages, back pay, front pay, or reinstatement remedies with respect to any claim that Participant has released in this Waiver and Release, provided that this Waiver and Release does not limit Participant’s right to receive an award for information provided to any government agencies, including the Securities and Exchange Commission and any other securities regulatory agency or authority.

This Waiver and Release is final and binding and may not be changed or modified except in a writing signed by the Company and the Participant.

Date	Participant

A-5